Exhibit 99.1

ADT Inc. 1501 Yamato Road Boca Raton, FL 33431 561.322.7235 www.adt.com

ADT REPORTS FIRST QUARTER 2019 RESULTS

Strong revenue growth led by commercial expansion
Year-over-year improvement in customer retention, payback periods, and ending RMR balance
Nationwide rollout of Command and Control supports higher Residential interactive penetration
Capital structure enhancements reduce interest costs, extend maturities
Reaffirming full-year guidance; Share repurchase commenced

FIRST QUARTER 2019 HIGHLIGHTS COMPARED TO PRIOR YEAR(1)

•	Total revenue of $1,243 million, up 11%

•	Net loss of $66 million, compared to net loss of $157 million

•	Net cash provided by operating activities of $509 million, compared to $505 million

•	Net cash used in investing activities of $400 million, compared to $367 million

•	Net cash used in financing activities of $380 million, compared to net cash provided of $748 million

•	Adjusted EBITDA of $621 million, compared to $620 million

•	Free Cash Flow before special items of $171 million, compared to $187 million

•	Trailing twelve-month revenue payback improved to 2.4 years from 2.5 years

•	Trailing twelve-month gross customer revenue attrition of 13.3% excluding DIY;(2) including DIY would have added 6 basis points to attrition

BOCA RATON, FL – May 7, 2019 – ADT Inc. (NYSE: ADT), a leading provider of monitored security and interactive home and business automation solutions in the United States and Canada, today reported the results for its first quarter of 2019.

"We began our year with good progress at ADT, with strong revenue growth in the first quarter due to our commitment to the fundamentals of the business," stated Jim DeVries, ADT's President and CEO. "Our commercial business continues to expand as we leverage the recent Red Hawk acquisition, and our nationwide rollout of ADT Command and Control is strengthening our leadership position in home automation. We also successfully completed several enhancements to our capital structure during and subsequent to quarter end, furthering our capacity to target emerging opportunities from a position of strength, while returning capital to shareholders through our quarterly dividend and share repurchase program. Looking ahead, our talented team will remain focused on continuous improvement in key operating metrics, while we invest to capitalize on the opportunities across home automation, commercial, and DIY, all of which will drive our success and create long-term shareholder value.”

FIRST QUARTER 2019 RESULTS(1)

Total revenue was $1,243 million, up 11%, or $127 million year-over-year. Monitoring and related services revenue (“M&S revenue”), which comprised $1,070 million of total revenue, was up 5%, or $53 million over the same period last year. The growth in M&S revenue was primarily attributable to incremental revenue from acquisitions. The remainder of the increase was due to an increase in monthly recurring revenue, which resulted from the addition of new customers and improvements in average pricing, partially offset by customer attrition. In addition to M&S revenue, installation and other revenue was up by an additional $73 million from last year as a result of the successful execution of the Company’s commercial growth strategy.

Recurring monthly revenue (RMR) grew by 4% in the quarter, or 2% excluding Red Hawk, over the same period last year. Net growth in US residential and commercial was offset by a decline in RMR attributable to Canada.
The Company reported a net loss of $66 million, compared to prior year’s net loss of $157 million. The decrease in net loss was primarily due to a decrease in loss on extinguishment of debt as a result of the partial redemptions of the 9.250% Second-Priority Senior Secured Notes due 2023 (“Prime Notes”) in both February 2019 and a larger amount in February 2018. Additionally, higher operating income, lower interest expense, and higher income tax benefit contributed to the improvement in net loss. Basic and diluted earnings per share was $(0.09) versus $(0.22) in the prior year. Diluted earnings per share before special items was $(0.02) versus $(0.03) in the prior year.
Adjusted EBITDA was $621 million, compared to $620 million in the first quarter of 2018, which included $17.5 million of favorable legal settlements. Adjusted EBITDA growth was driven by higher M&S revenue combined with higher revenue from transactions in which security equipment is sold outright to customers, partially offset by the associated costs, the aforementioned prior year’s legal settlements, and other increases in selling, general and administrative expenses, excluding items outside of the Company’s definition of Adjusted EBITDA.
Trailing twelve-month gross customer revenue attrition was 13.3% excluding DIY,(2) compared to 13.6% excluding DIY(2) in the first quarter of 2018, an improvement of approximately 30 basis points year-over-year. Including DIY would have added 6 basis points to first quarter 2019 trailing twelve-month attrition.
Trailing twelve-month customer revenue payback improved to 2.4 years from 2.5 years in the first quarter of 2018. The improvement was a result of the growth in RMR additions versus the prior twelve month period combined with more efficient subscriber acquisition spend.
Net cash provided by operating activities was $509 million, up from $505 million in the prior year. The increase in cash flows provided by operating activities was primarily due to an increase in monitoring and related services combined with an increase in transactions in which security equipment is sold outright to customers, partially offset by the associated costs and an increase in selling, general and administrative expenditures.
Net cash used in investing activities was $400 million, compared to $367 million in the prior year. The increase in cash flows used in investing activities was primarily due to an increase in cash used for business acquisitions, net of cash acquired, of $18 million. The remainder of the increase is due to the volume and timing of dealer and bulk additions, spend on subscriber system assets, and non-subscriber capital expenditures.
Net cash used in financing activities was $380 million and consisted of the repayment of long-term borrowings primarily associated with the partial paydown of the Prime Notes, dividend payments on common stock, and payments for the repurchase and retirement of common stock. In the prior year, net cash provided by financing activities consisted primarily of net proceeds from the IPO, offset by repayment of long-term borrowings.
Free Cash Flow before special items was $171 million, down from $187 million in the prior year. The year-over-year decrease was primarily a result of higher subscriber acquisition costs and non-subscriber capital expenditures.

HIGHLIGHTS

Continued Execution of Commercial Growth Strategy - The Company continues to execute on its commercial strategy with the introduction of the new ADT Commercial brand in the first quarter. ADT Commercial brings together the experience, capabilities, and offerings from acquisitions, with the goal of creating a best in class security and life safety provider. The Company’s recent commercial acquisitions included Red Hawk Fire & Security, Aronson Security Group, and MSE Security. In 2019, ADT also acquired Advanced Cabling, one of the leading technology security integration companies in the mid-south region, and Design Systems Group, a commercial fire and life safety systems provider in Dallas.

ADT Launches ADT Command Panel and Control Platform Nationally - On March 27, as previously announced, the Company rolled out its first-generation, fully interactive security and home automation system nationally. Unveiled at CES in January, ADT Command and Control offers a rich feature set customized to address customers' lifestyle and needs, while increasing operational efficiencies.

Initiated Consumer Financing Pilot - In April, ADT launched a pilot program in five cities with Citizens Financial Group. Under this consumer financing agreement, customers will have the opportunity to finance the upfront costs of becoming an ADT customer.

Refinancing Transactions - In April, ADT completed its offerings of $750 million aggregate principal amount of 5.250% first-priority senior secured notes due 2024 and $750 million aggregate principal amount of 5.750% first-priority senior secured notes due 2026. The gross proceeds from the offerings were $1.5 billion and were used, along with cash on hand and borrowings under the Company’s revolving credit facility, to repurchase $1 billion outstanding aggregate principal amount of the Prime Notes, to repay $500 million of outstanding term loans under ADT’s existing credit agreement and pay fees and expenses associated with the foregoing, including the early call premiums and accrued and unpaid interest on the repurchased Prime Notes. Collectively, these changes to the Company’s capital structure will generate more than $35 million annual cash interest savings. Following the preceding transactions, the Company had $1,246 million aggregate outstanding principal amount of the Prime Notes. Additionally, in February, the Company redeemed $300 million of its Prime Notes.

Dividend Reinvestment Program and Share Repurchases - As previously announced in February 2019, the Company implemented a dividend reinvestment plan (“DRIP”), which allows stockholders to designate all or a portion of the cash dividends on their shares of common stock for reinvestment in additional shares of common stock. The Company anticipates that certain investment funds directly or indirectly managed by Apollo Global Management, LLC, its subsidiaries, and its affiliates, collectively the Company’s controlling shareholder, will elect to participate in the DRIP for all the cash dividends they receive on their shares of the Company’s common stock. During the first quarter, ADT declared $27 million (or $0.035 per share) in dividends, of which $4 million represents the portion of the dividends settled in cash and $23 million represents the portion of the dividends settled in shares of common stock.

The Company also previously announced approval of a share repurchase program which permits the Company to repurchase up to $150 million of its shares of common stock through February 27, 2021. During the first quarter, ADT repurchased and retired $22 million of common stock.

Quarterly Dividend - On May 7, 2019, the Company announced a dividend of $0.035 per share to common stockholders of record on June 11, 2019. The dividend will be distributed on July 2, 2019.

Reaffirming Guidance - The Company is reaffirming its full-year 2019 guidance of Total Revenue of $4.9 billion to $5.1 billion, Adjusted EBITDA of $2.46 billion to $2.50 billion, Free Cash Flow (before special items) of $570 million to $610 million,(3) and Gross Customer Revenue Attrition of 13.2% to 12.8%.(4)

The Company is not providing a quantitative reconciliation of its financial outlook for Adjusted EBITDA and Free Cash Flow before special items to net income (loss) and net cash provided by operating activities, which are their respective corresponding GAAP measures, because these GAAP measures that are excluded from the Company’s non-GAAP financial outlook are difficult to reliably predict or estimate without unreasonable effort due to their dependence on future uncertainties, such as special items discussed below under the heading — Non-GAAP Measures “Adjusted EBITDA” and “Free Cash Flow before special items.” Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.
____________________________

(1) All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Free Cash Flow before special items, and Diluted earnings per share before special items are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures. The operating metrics Gross Revenue Attrition, Unit Count, RMR, RMR additions, and Revenue Payback are approximated as there may be variations to reported results in each period due to certain adjustments the Company might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business. These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems.

(2) Consistent with the Company’s original 2019 guidance, as of January 1, 2019, in conjunction with the acquisition of LifeShield LLC, the Company will be presenting gross customer revenue attrition excluding existing and new do-it-yourself (“DIY”) customers. Trailing twelve-month gross customer revenue attrition including DIY as of March 31, 2019 would have been 6 basis points higher. Trailing twelve-month gross customer revenue attrition for the comparison period in the first quarter of 2018 rounds to 13.6% both including and excluding DIY.

(3) The Company expects cash interest for 2019 to be approximately $570 million following the refinancing transactions earlier in the year. Quarterly timing of cash interest is expected to be significantly higher in the second quarter than in the first quarter of 2019, with a more even distribution in the third and fourth quarters. Based on the expected higher cash interest in the second quarter of 2019, together with traditionally higher SAC spending in the spring and summer months, the Company expects the quarterly phasing of Free Cash Flow (before special items) to be the lowest in the second quarter of 2019.

(4) Guidance excludes wholesale customers who outsource monitoring to ADT and impacts from DIY given the Company’s 2019 acquisition of LifeShield; calculated on a trailing 12 months basis.

Media Inquiries:	Investor Relations:
Mónica Talán - ADT mtalan@adt.com	Jason Smith - ADT Sloan Bohlen - Solebury Communications tel: 888.238.8525 investorrelations@adt.com

Conference Call

Management will discuss the Company’s first quarter results during a conference call and webcast today beginning at 5:00 p.m. (ET). The conference call can be accessed as follows:

•	By dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international) and requesting the ADT First Quarter 2019 Earnings Conference Call

•	Live webcast accessed through ADT’s website at investor.adt.com

An audio replay of the conference call will be available from approximately 8:00 pm ET on May 7, 2019 until 11:59 pm ET on May 21, 2019, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode 13689774, or by accessing ADT's website at investor.adt.com. A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website.

From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at investor.adt.com.

About ADT Inc.

ADT is a leading provider of monitored security and interactive home and business automation solutions in the United States and Canada. Making security more accessible than ever before, and backed by 24/7 customer support, ADT is committed to providing superior customer service with a focus on speed and quality of responsiveness, helping customers feel safer and empowered. ADT is headquartered in Boca Raton, Florida and employs approximately 19,000 people throughout North America.

NON-GAAP MEASURES
To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, Free Cash Flow before special items, Net Income (Loss) before special items, and Diluted Earnings Per Share (“EPS”) before special items as non-GAAP measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.
Adjusted EBITDA
We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (v) share-based compensation expense, (vi) merger, restructuring, integration, and other, (vii) losses on extinguishment of debt, (viii) radio conversion costs, (ix) financing and consent fees, (x) foreign currency gains/losses, and (xi) other charges and non-cash items.
There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP. The Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as Adjusted EBITDA as a percentage of monitoring and related services revenue.
Free Cash Flow
We believe that the presentation of Free Cash Flow is appropriate to provide additional information to investors about our ability to repay debt, make other investments, and pay dividends.
We define Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchases of property, plant, and equipment; subscriber system asset additions; and accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flows as calculated in accordance with GAAP.

Free Cash Flow before special items
We define Free Cash Flow before special items as Free Cash Flow adjusted for payments related to (i) financing and consent fees, (ii) restructuring and integration, (iii) integration related capital expenditures, (iv) radio conversion costs, and (v) other payments or receipts that may mask the operating results or business trends of the Company. As a result, subject to the limitations described below, Free Cash Flow before special items is a useful measure of our cash available to repay debt, make other investments, and pay dividends.
Free Cash Flow before special items adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow before special items is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow before special items in combination with the GAAP cash flow numbers.
Net Income (Loss) and Diluted EPS before special items
Net Income (Loss) before special items is defined as net income (loss) adjusted for (i) merger, restructuring, integration, and other, (ii) financing and consent fees, (iii) foreign currency gains/losses, (iv) losses on extinguishment of debt, (v) radio conversion costs, (vi) share-based compensation expense, (vii) other charges and non-cash items, and (viii) the impact these adjusted items have on taxes. Diluted EPS before special items is diluted EPS adjusted for the items above. The difference between Net Income (Loss) before special items and Diluted EPS before special items, and net income (loss) and diluted EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. The Company believes that Net Income (Loss) and Diluted EPS both before special items are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measures may not be directly comparable to similar measures reported by other companies. The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease our reported operating income, operating margin, net income or loss, and EPS. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character, and impact of any increase or decrease on reported results.

FORWARD-LOOKING STATEMENTS
ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties, including under the heading Reaffirming Guidance. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risk factors that are described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	March 31, 2019	March 31, 2018
Assets
Current assets:
Cash and cash equivalents	$96	$363
Accounts receivable trade, net	245	246
Inventories	107	89
Work-in-progress	25	26
Prepaid expenses and other current assets	134	130
Total current assets	607	854
Property and equipment, net	331	327
Subscriber system assets, net	2,919	2,908
Intangible assets, net	7,349	7,488
Goodwill	5,133	5,082
Deferred subscriber acquisition costs, net	457	430
Other assets	238	120
Total assets	$17,034	$17,209

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$366	$58
Accounts payable	249	221
Deferred revenue	340	335
Accrued expenses and other current liabilities	426	398
Total current liabilities	1,382	1,012
Long-term debt	9,348	9,944
Deferred subscriber acquisition revenue	583	544
Deferred tax liabilities	1,321	1,342
Other liabilities	251	141
Total liabilities	12,886	12,984
Total stockholders' equity	4,148	4,225
Total liabilities and stockholders' equity	$17,034	$17,209
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2019	March 31, 2018
Monitoring and related services	$1,070	$1,017
Installation and other	173	99
Total revenue	1,243	1,116
Cost of revenue (exclusive of depreciation and amortization shown separately below)	326	248
Selling, general and administrative expenses	325	305
Depreciation and intangible asset amortization	496	484
Merger, restructuring, integration, and other	6	8
Operating income	90	71
Interest expense, net	(159)	(174)
Loss on extinguishment of debt	(22)	(62)
Other income (expense)	1	—
Loss before income taxes	(89)	(165)
Income tax benefit	22	8
Net loss	$(66)	$(157)

Net loss per share:
Basic and diluted	$(0.09)	$(0.22)

Weighted-average number of shares:
Basic and diluted	756	729
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Three Months Ended
	March 31, 2019	March 31, 2018
Cash flows from operating activities:
Net loss	$(66)	$(157)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and intangible asset amortization	496	484
Amortization of deferred subscriber acquisition costs	18	13
Amortization of deferred subscriber acquisition revenue	(24)	(17)
Share-based compensation expense	24	49
Deferred income taxes	(24)	(6)
Provision for losses on accounts receivable and inventory	13	13
Loss on extinguishment of debt	22	62
Other non-cash items, net	29	—
Changes in operating assets and liabilities, net of the effects of acquisitions:
Deferred subscriber acquisition costs	(46)	(43)
Deferred subscriber acquisition revenue	63	62
Other, net	4	44
Net cash provided by operating activities	509	505
Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(163)	(160)
Subscriber system assets	(145)	(138)
Capital expenditures	(38)	(33)
Acquisition of businesses, net of cash acquired	(54)	(36)
Other investing, net	—	—
Net cash used in investing activities	(400)	(367)
Cash flows from financing activities:
Proceeds from initial public offering, net of related fees	—	1,410
Repayment of long-term borrowings, including call premiums	(332)	(662)
Dividends on common stock	(26)	—
Repurchases of common stock under approved program	(22)	—
Other financing, net	—	—
Net cash (used in) provided by financing activities	(380)	748

Effect of currency translation on cash	1	—

Net (decrease) increase in cash and cash equivalents and restricted cash and cash equivalents	(270)	885
Cash and cash equivalents and restricted cash and cash equivalents at beginning of period	367	127
Cash and cash equivalents and restricted cash and cash equivalents at end of period	$97	$1,012
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)

Adjusted EBITDA

	For the Three Months Ended
(in millions)	March 31, 2019	March 31, 2018
Net loss	$(66)	$(157)
Interest expense, net	159	174
Income tax benefit	(22)	(8)
Depreciation and intangible asset amortization	496	484
Amortization of deferred subscriber acquisition costs	18	13
Amortization of deferred subscriber acquisition revenue	(24)	(17)
Share-based compensation expense	24	49
Merger, restructuring, integration and other	6	8
Loss on extinguishment of debt	22	62
Radio conversion costs	—	1
Financing and consent fees	1	—
Foreign currency (gains)/losses	(1)	1
Other, net	10	9
Adjusted EBITDA	$621	$620

Net loss to total revenue ratio	(5.3)%	(14.1)%
Adjusted EBITDA Margin (as percentage of M&S Revenue)	58.0%	60.9%
Note: amounts may not add due to rounding

Free Cash Flow Before Special Items

	For the Three Months Ended
(in millions)	March 31, 2019	March 31, 2018
Net cash provided by operating activities	$509	$505
Net cash used in investing activities	(400)	(367)
Net cash (used in) provided by financing activities	(380)	748

Net cash provided by operating activities	$509	$505
Dealer generated customer accounts and bulk account purchases	(163)	(160)
Subscriber system assets	(145)	(138)
Capital expenditures	(38)	(33)
Free Cash Flow	163	174
Restructuring and integration payments	3	6
Integration related capital expenditures	—	4
Radio conversion costs	—	2
Other, net	4	2
Free Cash Flow before special items	$171	$187
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)

Net Loss Before Special Items

	For the Three Months Ended
(in millions)	March 31, 2019	March 31, 2018
Net loss	$(66)	$(157)
Merger, restructuring, integration, and other	6	8
Financing and consent fees	1	—
Foreign currency (gains)/losses	(1)	1
Loss on extinguishment of debt	22	62
Radio conversion costs	—	1
Share-based compensation expense	24	49
Other	13	3
Tax adjustments(1)	(14)	8
Net loss before special items	$(16)	$(25)
Note: amounts may not add due to rounding
_______________________
(1) Represents tax impact on special items. In 2018, includes a one-time non-deductible tax impact on share-based compensation expense related to the Class B Units in Ultimate Parent.
Diluted EPS Before Special Items

	For the Three Months Ended
(in millions, except per share data)	March 31, 2019	March 31, 2018
Diluted EPS (GAAP)	$(0.09)	$(0.22)
Impact of special items	0.09	0.17
Impact of tax adjustments	(0.02)	0.01
Diluted EPS before special items	$(0.02)	$(0.03)

Basic and diluted weighted-average number of shares outstanding	756	729
Note: amounts may not add due to rounding